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EXHIBIT 11
                             DURA PHARMACEUTICALS, INC.
                 STATEMENTS RE COMPUTATIONS OF NET INCOME PER SHARE
                       IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
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                                                        THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                             JUNE 30,                           JUNE 30,
                                                    ------------------------------------------------------------
                                                      1997            1998           1997                 1998
                                                    ------------------------------------------------------------
                                                          (UNAUDITED)                       (UNAUDITED)
NET INCOME PER SHARE - BASIC
Net Income. . . . . . . . . . . . . . . . . .        $ 9,282        $ 8,177        $  18,069            $15,341
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

Weighted Average Number of Common Shares. . .         43,672         46,302           43,511             46,139
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

Net Income per Share. . . . . . . . . . . . .        $  0.21          $0.18            $0.42              $0.33
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

NET INCOME PER SHARE - DILUTED

Net Income. . . . . . . . . . . . . . . . . .        $ 9,282         $8,177          $18,069            $15,341
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

Weighted Average Number of Common and Common
   Equivalent Shares Assuming Issuance of All
   Dilutive Contingent Shares:
     Common stock . . . . . . . . . . . . . .         43,672         46,302           43,511             46,139
     Stock options. . . . . . . . . . . . . .          1,117            621            1,146                718
     Warrants . . . . . . . . . . . . . . . .          2,537          1,150            2,628              1,464
                                                    --------       --------        ---------            -------
       Total. . . . . . . . . . . . . . . . .         47,326         48,073           47,285             48,321
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

Net Income per Share. . . . . . . . . . . . .        $  0.20        $  0.17          $  0.38            $  0.32
                                                    --------       --------        ---------            -------
                                                    --------       --------        ---------            -------

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